Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES August 7, 2015 Ref: 13-2015

Rare Element Resources Reports Second Quarter Results

Separation Technology Pilot Plant Under Development

Draft Environmental Impact Statement Expected in Second Half of 2015

August 7, 2015 - Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) (the “Company”), a publicly traded, strategic materials company focused on delivering rare earth products for technology and defense applications by advancing the Bear Lodge Critical Rare Earth Project in northeast Wyoming, reported today that it has filed its unaudited consolidated financial statements on Form 10-Q for the three- and six-months ended June 30, 2015 on www.sec.gov and www.sedar.com.

“During the quarter, we reported our success at producing high-purity separated rare earth products using our innovative process that combines both conventional and patent-pending technology,” said Randall J. Scott, President and Chief Executive Officer. “We are excited to build on this success by taking this work to the next level and are currently developing a larger-scale, pilot plant to conduct a series of tests to produce various separated rare earth products.  We will use these products to demonstrate to potential off-take partners our ability to meet their specifications.

“The final Record of Decision (ROD) from the U.S. Forest Service, the decision document that results from the Environmental Impact Statement (EIS), is currently expected in the second half of 2016.  During the second quarter, we also submitted applications for two important permits, both currently being reviewed by the relevant agencies.  Our goal is to secure all the permits and licenses necessary to operate at approximately the same time as the final documents from the EIS process become available.”

On market conditions, Mr. Scott commented, “While the rare earth market has seen some dramatic changes over the last several months, there continues to be significant recognition of how critical it is to re-establish a healthy, North American rare earth supply chain to support essential applications for the high-tech, automotive, green technologies and defense industries.  Longer-term demand fundamentals remain positive with continued growth expected especially in key magnet materials, which would be supplied from Bear Lodge.  Prices are also expected to increase as Chinese firms deal with poor earnings, rising wages and regulatory costs, new resource taxes and environmental issues. Bear Lodge is a unique project because of its high critical rare earths content, which includes the magnet materials and phosphors essential for green technologies.  It is also smaller scale, has what is considered straightforward metallurgy and will use the innovative and environmentally friendly recovery and separation technology developed by the Company. All these factors mean it will play a significant role as a cornerstone for a North American supply chain.”

Financial Results (Please note that financial results published by the Company are all stated in U.S. Dollars.)

The Company does not have production-related revenues at this time. The net loss for the quarter ended June 30, 2015, totaled $2.1 million, or $0.04 per share, compared with a net loss of $3.1 million, or $0.06 per share, for the same period in 2014.  The key drivers behind the year-over-year decrease in net loss for the quarter were:

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A decrease in exploration and evaluation expenses of $0.8 million, the result of a reduction in exploration and technical and economic evaluation work and a focus on permitting and separation work;

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Lower corporate administrative costs of $0.3 million, primarily due to the Company’s cost-containment efforts and a reduction in stock-based compensation;

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Partially offset by an unfavorable variance in currency translation of $0.2 million.

The consolidated net loss for the six-month period ended June 30, 2015 was $4.6 million, or $0.09 per share, compared with $7.5 million, or $0.16 per share, for the same period in 2014.  The key drivers behind the decrease in net loss were:

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A decrease in exploration and evaluation expenses of $2.5 million;

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Lower corporate administrative cost of $0.6 million;

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Partially offset by an unfavorable variance in currency translation and unrealized gains on derivatives, collectively $0.2 million.

Cash Balance

As of June 30, 2015, the Company had cash and cash equivalents of $8.4 million, compared with $7.5 million at March 31, 2015.  Cash used during the quarter was $2.2 million, which was offset by net cash provided of $3.1 million from a direct registered financing completed in April, 2015. Cash and cash equivalents at June 30, 2015 are believed to be sufficient to conduct our currently planned 2015 activities.  The Company continues to monitor market conditions, both in the rare earth sector and in the equities markets, and has the ability to defer certain activities or reduce its rate of expenditures if warranted.

During the remainder of the year, we expect to:

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Support the U.S. Forest Service in their preparation of the EIS and ROD on the Project.  The draft EIS is expected in the second half` of 2015 and will be followed by a public comment period;

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Continue elemental separation test work with completion of pilot plant testing expected by the end of 2015;

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Continue to work with regulatory agencies on permit applications filed in the second quarter as well as submit applications for other relevant permits/licenses in a timely manner with the goal of having all the necessary permits/licenses at the same time as the final ROD, currently expected in the second half of 2016;

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Initiate certain engineering studies, including geotechnical confirmation and condemnation drilling, to support the next phase of engineering; and

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Continue our discussions with potential offtake partners, including providing upgraded, separated product samples and regular Project updates.

Development Tasks and Timing

The Company has a number of other activities to undertake on the Project prior to a construction decision by the Board of Directors.  These include engineering studies and advanced metallurgical work in support of a feasibility study; design, construction and operation of a planned, larger-scale demonstration plant; completion of a feasibility study; and securing off-take agreements and/or identification of strategic partners.   Because of the success of the Company’s separation technology test work and the anticipated value it represents, we plan to evaluate the means and economic benefit of incorporating separation into our planned operations as part of the feasibility study.

A number of these activities will be subject to additional financing and other factors.  A construction decision will be dependent on the completion of these activities as well as receipt of all necessary permits, the availability of adequate capital, demonstration of a positive feasibility study and securing off-take customer agreements for some or all of the Project output. From the time of the successful completion of the tasks listed above and a positive development decision, Project construction is expected to take 12 to 16 months.

The unaudited quarterly financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the U.S. Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Rare Element Resources Ltd. is a publicly traded, strategic materials company focused on delivering rare earth products for technology and defense applications by advancing the Bear Lodge Critical Rare Earth Project in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project continue to advance.  The Company is an affiliate member of the U.S. Department of Energy’s Critical Materials Institute, a combined government and private sector organization committed to eliminating supply chain issues for rare earths and other critical elements.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Forward Looking Statements

This news release contains forward-looking statements and forward-looking information within the respective meanings of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends" (including negative or grammatical variations thereof) or by discussions of strategy or intentions. Such forward-looking statements include statements regarding the expecting timing and outcomes relating to state and federal permit applications and approvals, metallurgical and separation test work progress and outcome, feasibility study timing and outcomes, rare earth price fluctuations and demand and expectations regarding financing needs and the Company’s expectations regarding its ability to raise capital.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, the progression plans for the Bear Lodge Project, delay or failure to receive government approvals and permits; the progress and results of the feasibility study, fluctuations in demand for, and price of, rare earth products; success of process technology under testing or development and timing; results from geological evaluations and programs; timing of and unexpected events at the Bear Lodge property and in connection with construction of the pilot plant; changes in U.S. and Canadian securities markets; and our ability to raise additional financing necessary to construct the pilot plant and conduct our business. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors set out in our filings made from time-to-time with the Unite States Securities and Exchange Commission, and the Canadian securities regulators, including without limitation, the Company’s most recent reports on Form 10-K and Form 10-Q. We do not undertake to update any statements or estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this news release represent management's estimate as of any date other than the date of this news release.